EXHIBIT 10.1

SPARTAN STORES, INC.
BOARD OF DIRECTORS
DIRECTOR COMPENSATION PLAN 1
Effective: October 1, 2006 2

Annual Retainer	$30,000

Meeting Fees:
Board Meetings
Personal Attendance	$1,500
Telephone Call Attendance	$750
Committee Meetings
Personal Attendance	$1,000
Telephone Call Attendance	$500

Committee Chair Fees:
Audit	$7,500
Compensation	$5,000
Nominating and Corporate Governance	$5,000

Annual Equity Component (Restricted Stock or Option Grants) [3]	$50,000

    1 Management directors do not receive any compensation for serving as a director.

    2 Prior to August 16, 2006, the value of the annual equity component was in the amount of $20,000. The increase to $50,000 in the value of the grant will be effective at the time of the annual equity grant in May 2007.

    3 The Annual Equity Component will be annually granted in the same percentage mix of stock options, restricted shares or other equity awards as granted to management.